CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Neuro-Hitech, Inc. of our report dated March 16, 2006 relating to the financial statements and financial statement schedule, which appears in Neuro-Hitech, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and our report dated September 22, 2006 relating to the financial statements and financial statement schedule, which appears in Neuro-Hitech, Inc’s Report on Form 8-K dated November 29, 2006.

/s/ Moore Stephens, P.C.
Certified Public Accountants

New York, New York
December 13, 2006